                                               Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-44347
                                SONIC SOLUTIONS

                          PROSPECTUS SUPPLEMENT NO. 4

  On June 17, 1998, the Company issued to the Selling Stockholder 107,170 shares of Common Stock from the Company (the "Shares) in connection with a Private Equity Line of Credit Agreement dated as of December 31, 1997 among the Company and the Selling Stockholder (the "Investment Agreement"). The attached Prospectus dated January 30, 1998 (the "Prospectus"), relates to the resale of the Shares. Also attached are the previous prospectus supplements to the Prospectus, dated February 9, 1998, February 26, 1998 and March 19, 1998, respectively. See "Selling Stockholders" in the Prospectus which is hereby updated by this Prospectus Supplement, as follows:

                             SELLING STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock by the Selling Stockholder as of June 23, 1998. Because a Selling Stockholder may sell some or all of the Shares offered hereby, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the actual amount of Shares that will be held by the Selling Stockholder after completion of such distribution. See "Plan of Distribution" in the Prospectus.

                                     COMMON STOCK                 COMMON STOCK
                                  BENEFICIALLY OWNED              BENEFICIALLY
                                       PRIOR TO                      OWNED
                                      OFFERING(1)       COMMON   AFTER OFFERING
                                  -------------------   STOCK    --------------
                                  NUMBER  PERCENT (2) TO BE SOLD NUMBER PERCENT
                                  ------- ----------- ---------- ------ -------
   Kingsbridge Capital Limited... 127,170     1.5      107,170     --      --
    c/o Kingsbridge Capital
    Limited
    Main Street, Kilcullen,
    County
    Kildare, Republic of Ireland
       TOTAL:.................... 127,170     1.5      107,170     --      --

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(1)  In addition to the shares offered hereby, the Selling Stockholder is deemed to own 20,000 shares of Common Stock.
(2) Applicable percentage of ownership is based on 8,405,775 shares of Common Stock outstanding as of June 23, 1998.

  The Shares offered hereby by the Selling Stockholder have been acquired pursuant to the Investment Agreement. Pursuant to the Investment Agreement, the Selling Stockholder represented to the Company that it was acquiring the Shares from the Company without any present intention of effecting a distribution of those shares. However, in connection with the Investment Agreement, the Company agreed to register the Shares for resale by the Selling Stockholder to permit such resales from time to time in the market or in privately-negotiated transactions. The Company will prepare and file such amendments and supplements to the registration statement as may be necessary in accordance with the rules and regulations of the Securities Act to keep it effective for a period of approximately two years.

  The Company has agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement.

                               ----------------

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 23, 1998